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                                                                      EXHIBIT 11


                     CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

                         EARNINGS PER SHARE COMPUTATION
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                    Years Ended December 31,
                                                                  ---------------------------
                                                                   1996       1995      1994
                                                                  -------   -------   -------
Net income ....................................................   $13,379   $20,530   $14,378
                                                                  =======   =======   =======
Shares:
Weighted average shares outstanding ...........................    15,496    15,404    15,160

Additional shares from assumed warrants and options exercised .       899       298       256
                                                                  -------   -------   -------
Total shares outstanding for calculation ......................    16,395    15,702    15,416

Additional shares from assumed warrants and options exercised -
    assuming full dilution ....................................       115       215        39
                                                                  -------   -------   -------
Total shares outstanding - assuming full dilution .............    16,510    15,917    15,455
                                                                  =======   =======   =======
Earnings per share based on:
    Weighted average common shares outstanding ................   $   .86   $  1.33   $   .95
                                                                  =======   =======   =======
    Weighted average common and common equivalent shares
        outstanding(1) ........................................   $   .82   $  1.31   $   .93
                                                                  =======   =======   =======
    Weighted average common and common equivalent shares
        outstanding - assuming full dilution(1) ...............   $   .81   $  1.29   $   .93
                                                                  =======   =======   =======

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(1)   The dilutive effect of common stock equivalents was less than 3% for
      1995 and 1994.